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                                                                    EXHIBIT 99.8



                           INSITE VISION INCORPORATED
                             1994 STOCK OPTION PLAN

                     NON-EMPLOYEE DIRECTOR OPTION AGREEMENT



RECITALS

               A. Under the Automatic Option Grant Program in effect under the Corporation's 1994 Stock Option Plan (the "Plan"), the non-employee members of the Corporation's Board of Directors (the "Board") will automatically receive periodic option grants designed to reward them for services they have rendered to the Corporation and to encourage them to continue in the service of the Corporation.

               B. Optionee is a non-employee member of the Board, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the automatic grant on this day of a stock option to purchase shares of the Corporation's common stock ("Common Stock") under Article Three of the Plan.

               C. The granted option is intended to be a non-statutory option which does not meet the requirements of Section 422 of the Internal Revenue Code.

               NOW, THEREFORE, it is hereby agreed as follows:

               1. GRANT OF OPTION. Subject to and upon the terms and conditions set forth in this Agreement, the Corporation hereby grants to Optionee, as of the automatic grant date (the "Grant Date") specified in the accompanying Notice of Automatic Option Grant (the "Grant Notice"), a stock option to purchase up to that number of shares of Common Stock (the "Option Shares") as is specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term at the option price per share (the "Option Price") specified in the Grant Notice, which is one hundred percent (100%) of the fair market value of the Common Stock on the Grant Date.

               2. OPTION TERM. This option shall have a term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the expiration date specified in the Grant Notice ("Expiration Date"), unless sooner terminated in accordance with Paragraph 5 or 6.

               3. LIMITED TRANSFERABILITY. This option may, in connection with the Optionee's estate plan, be assigned in whole or in part during the Optionee's lifetime to one or more members of the Optionee's immediate family or to a trust established exclusively for one or more such family members. The assigned portion may only be exercised by the person or


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persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. Should Optionee die while holding this option, then this option may be exercised by the personal representative of the Optionee's estate or the person or persons to whom this option is transferred pursuant to Optionee's will or in accordance with the laws of descent and distribution.

               4. EXERCISABILITY. This option shall become exercisable for the Option Shares one (1) year after the Grant Date, provided Optionee remains in Board service through such date. This option shall thereafter remain so exercisable until the expiration or sooner termination of the option term.

               5. CESSATION OF BOARD SERVICE. Should Optionee's service as a Board member cease while this option remains outstanding, then the option term specified in Paragraph 2 shall terminate (and this option shall cease to be exercisable) prior to the Expiration Date in accordance with the following provisions:

                (i) This option shall immediately terminate and cease to be outstanding for any Option Shares for which the option is not exercisable at the time of Optionee's cessation of Board service.

                (ii) Should Optionee cease Board service (for any reason other than Permanent Disability or death) while this option remains outstanding, then the period for exercising this option shall be reduced to a three (3)-month period commencing with the date of such cessation of Board service. During such limited period of exercisability, this option may not be exercised for more than the number of Option Shares (if any) for which it is exercisable on the date of Optionee's cessation of Board service. Upon the expiration of such three (3)-month period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be exercisable.

                (iii) Should Optionee cease Board service by reason of Permanent Disability while holding this option, then Optionee shall have a period of six (6) months (commencing with the date of such cessation of Board service) during which to exercise this option for any or all of the Option Shares for which this option is exercisable at the time of Optionee's cessation of Board service. Upon the expiration of such six
        (6)-month period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be exercisable.



                                       2.
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        "Permanent Disability" shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

                (iv) Should Optionee die while serving as a Board member or during the three (3)-month period following Optionee's cessation of Board service and hold this option at the time of his or her death, then the personal representative of Optionee's estate or the person or persons to whom this option is transferred pursuant to Optionee's will or in accordance with the laws of descent and distribution shall have the right to exercise the option for any or all of the Option Shares for which this option is exercisable at the time of Optionee's cessation of Board service (less any Option Shares subsequently purchased by Optionee prior to death). Such right shall lapse, and this option shall terminate and cease to remain outstanding, upon the earlier of (A) the expiration of the six (6)-month period measured from the date of Optionee's death or (B) the Expiration Date.

               6. ADJUSTMENT IN OPTION SHARES. In the event any change is made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made to (i) the total number and/or class of Option Shares subject to this option and (ii) the Option Price payable per share in order to reflect such change and thereby preclude the dilution or enlargement of Optionee's rights and benefits hereunder.

               7.     SPECIAL ACCELERATION OF OPTION.

               A. In the event of any of the following stockholder-approved transactions (a "Corporate Transaction"):

                (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from those who held those securities immediately prior to such transaction, or

                (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation,



                                       3.
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               this option shall, to the extent the option is at such time outstanding but not otherwise fully exercisable, automatically accelerate so that such option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable for all of the Option Shares and may be exercised for all or any portion of such shares.

               B. This option, to the extent not previously exercised, shall terminate upon the consummation of the Corporate Transaction and cease to be outstanding, except to the extent assumed by the successor corporation (or its parent company) in such Corporate Transaction.

               C. This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

              8.      CHANGE IN CONTROL/HOSTILE TAKE-OVER.

              A. In the event of any Change in Control (as defined below), the exercisability of this option shall automatically accelerate so that the option shall, immediately prior to the specified effective date for the Change in Control, become fully exercisable for all of the Option Shares at the time subject to this option and may be exercised for all or any portion of the Option Shares at any time prior to the expiration or sooner termination of the option term.

              B. For all purposes under the Plan, a Change in Control shall mean a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Corporation is then subject to such reporting requirement; provided that, without limitation, a Change in Control shall be deemed to have occurred if:

                      (i) any individual, partnership, firm, corporation,
               association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Corporation representing forty percent (40%) or more of the combined voting power of the Corporation's then outstanding securities entitled to vote in the election of directors of the Corporation, pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept; or

                      (ii) a change in the composition of the Board occurs over
               any period of two (2) consecutive years or less such that a majority of the Board ceases for any reason to be comprised of individuals who either (A) have been Board members continuously since the beginning of that period or (B) have been elected or



                                       4.
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               nominated for election as Board members during such period by a vote of at least three-fourths (3/4) of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

              C. In the event there should occur a Hostile Take-Over (as defined below), then this option shall be automatically cancelled on the fifth (5th) business day following such Hostile Take-Over in exchange for a cash distribution from the Corporation in an amount equal to the excess of (I) the Take-Over Price of all the Option Shares at the time subject to the cancelled option, over (II) the aggregate Option Price payable for such shares. Stockholder approval of the December 15, 1997 restatement of the Plan at the 1998 Annual Meeting shall constitute pre-approval of the cancellation of this option in accordance with the terms of this Paragraph 8.C. No additional approval of the Board or any Plan Administrator shall be required at the time of the actual option cancellation and cash distribution.

              D.      Definitions:

                      A "Hostile Take-Over" shall be deemed to occur in the event any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer which the Board does not recommend the Corporation's stockholders to accept.

                      The "Take-Over Price" per share shall be deemed to be equal to the greater of (a) the Fair Market Value per share on the date of cancellation (as determined in accordance with the provisions of Paragraph 9.B below) or (b) the highest reported price per share paid in effecting such Hostile Take-Over.

              E. This Agreement shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

              9.      MANNER OF EXERCISING OPTION.

              A. In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or in the case of exercise after Optionee's death, Optionee's executor, administrator, heir or legatee, as the case may be) must take the following actions:



                                       5.
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                (i) Execute and deliver to the Secretary of the Corporation a written notice of exercise in substantially the form of Exhibit I attached hereto in which there is specified the number of Option Shares for which the option is exercised.

                (ii) Pay the aggregate Option Price for the purchased shares in one or more of the following alternative forms:

                (a) Cash or check made payable to the Corporation's order;

                (b) Shares of Common Stock held by Optionee for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date (as such terms are defined below); or

                (c) Through a broker-dealer sale and remittance procedure pursuant to which the Optionee shall provide irrevocable instructions
        (I) to a designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Option Price payable for the purchased shares plus all applicable federal and state income and employment taxes required to be withheld by the Corporation in connection with such purchase and (II) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction; or

                (iii) Furnish to the Corporation appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

               B. For purposes of this Agreement the Exercise Date shall be the date on which the Exercise Notice shall have been delivered to the Corporation. Except to the extent the sale and remittance procedure specified in subparagraph
(ii)(c) of paragraph A above may be utilized to exercise this option, payment of the Option Price for the purchased shares must accompany such notice. For all valuation purposes under this Agreement, the Fair Market Value per share of Common Stock on any relevant date shall be the closing selling price per share of Common Stock on the date in question on the American Stock Exchange. If there is no closing selling price on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists on the American Stock Exchange.

               C. As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate or certificates representing the Option Shares purchased and paid for in accordance herewith.

               D. In no event may this option be exercised for any fractional shares.



                                       6.
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             10. STOCKHOLDER RIGHTS. The holder of this option shall not have any of the rights of a stockholder with respect to the Option Shares until such individual shall have exercised this option, paid the Option Price for the purchased shares and been issued one or more certificates for the purchased shares.

             11. NO IMPAIRMENT OF RIGHTS. Nothing in this Agreement shall be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or the stockholders to remove Optionee from Board service at any time in accordance with the provisions of applicable law.

             12. COMPLIANCE WITH LAWS AND REGULATIONS.

               A. The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which shares of the Corporation's Common Stock may be listed at the time of such exercise and issuance.

               B. In connection with the exercise of this option, Optionee shall execute and deliver to the Corporation such representations in writing as may be requested by the Corporation in order for it to comply with the applicable requirements of federal and state securities laws.

               13. SUCCESSORS AND ASSIGNS. Except to the extent otherwise provided in Paragraph 3 or 7, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee and the successors and assigns of the Corporation.

               14. LIABILITY OF CORPORATION.

               A. If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may without stockholder approval be issued under the Plan, then this option shall be void with respect to such excess shares unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of Article Four, Section III of the Plan.

               B. The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. However, the Corporation shall use its best efforts to obtain all such approvals.



                                       7.
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             15. NOTICES. Any notice required to be given or delivered to the
Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation in care of the Corporate Secretary at the Corporate Offices at 965 Atlantic Avenue, Alameda, California 94501. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on the Grant Notice. All notices shall be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

             16. CONSTRUCTION/GOVERNING LAW. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that state's conflict-of-laws rules.



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                                    EXHIBIT I

                       NOTICE OF EXERCISE OF STOCK OPTION

               I hereby notify InSite Vision Incorporated (the "Corporation") that I elect to purchase _____________________ (____________) shares of the
Corporation's Common Stock (the "Purchased Shares") pursuant to that certain option (the "Option") granted to me on _______________, 199_ to purchase up to Ten Thousand (10,000) shares of such Common Stock at an option price of $____________ per share (the "Option Price").

               Concurrently with the delivery of this Exercise Notice to the Secretary of the Corporation, I shall pay to the Corporation the Option Price for the Purchased Shares in accordance with the provisions of my agreement with the Corporation evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise.



____________________                        ____________________________________
Date                                        Optionee


                             Address:       ____________________________________

                                            ____________________________________


        Print name in exact manner
        it is to appear on the
        stock certificate:
                                            ____________________________________

                                            ____________________________________

        Address to which
        certificate is to be sent,
        if different from address
        above:
                                            ____________________________________

                                            ____________________________________

        Social Security Number:             ____________________________________